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                                                                    EXHIBIT 4.24

                              ALOHA AIRGROUP, INC.
                             1992 STOCK OPTION PLAN

 1.  PURPOSE

           The purpose of the Plan is to motivate Key Employees of the Company toward the continued growth, profitability and success of the Company by providing performance incentives payable in cash or Common Stock of the Company.

 2.  DEFINITIONS

           2.1. "Award" means any form of stock option, stock appreciation right, Stock Award, performance unit, performance shares or other incentive award granted under the Plan (whether singly, in combination, or in tandem) to a Participant by the Committee pursuant to such terms as the Committee may establish by the Award Notice or otherwise.

           2.2. "Award Notice" means a written notice to a Participant that establishes the terms applicable to an Award in addition to those established by this Plan.

           2.3. "Board" means the Board of Directors of the Company.

           2.4. "Cause" means "cause" as defined in any employment agreement between the Company and the Participant. If the Participant is not a party to an employment agreement with the Company, "cause" means any of the following:


           (a) the commission by the Participant of a felonious act;

           (b) the failure of the Participant to perform substantially his duties with the Company; or

           (c) actions of the Participant which, in the opinion of the Committee, constitute willful misconduct or dishonesty.

           2.5. "Change in Control" shall mean a change in control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), whether or not the Company is subject to such reporting requirement; provided that, without limitation, a Change in Control shall be deemed to have occurred if:

           (a) any individual, partnership, firm or corporation, association, trust, unincorporated organization or other entity, or any syndicate or group deemed to be a person under Section 14(d)(2) of the Exchange Act, becomes the "beneficial owner" (as defined in Rule 13d-3 of the General Rules and Regulations under

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the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company's then outstanding securities entitled to vote in the election of directors of the Company;

           (b) after completion of an initial public offering of the Company's voting securities by virtue of which the Company is required to file periodic reports pursuant to Section 13(a) or 15(d) of the Exchange Act any individual, partnership, firm or corporation, association, trust, unincorporated organization or other entity, or any syndicate or group deemed to be a person under Section 14(d)(2) of the Exchange Act becomes the "beneficial owner" (as defined in rule 13d-3 of the General Rules and Regulations under the Exchange
Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company's then outstanding securities entitled to vote in the election of directors of the Company and such beneficial owner is the owner of the block of securities of the Company entitled to cast the largest number of votes in the election of directors of the Company;

           (c) during any period of two (2) consecutive years (not including any period prior to December 31, 1995), individuals who at the beginning of such period constituted the Board and any new directors, whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least three quarters (3/4) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

           (d) the approval by the shareholders of the Company of a transaction in which all or substantially all of the assets of the Company are to be liquidated or distributed or the Company is to merge with another entity and not be the surviving corporation.

           Nothing in the foregoing shall mean or be deemed to mean that a Change in Control shall have occurred by reason of the Company effecting an initial public offering of its voting securities whether or not immediately following such initial public offering the Ching Family Group, the Ing Family Group or a combination of such Family Groups is the beneficial owner of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities entitled to vote in the election of directors of the Company.

           2.6. "Change in Control Price" means the higher of (a) the average Market Value per share during the sixty (60) day period ending on the date the Change of Control occurs or (b) the highest price per share paid in the transaction or series of transactions resulting in a Change in Control.

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           2.7. "Code" means the Internal Revenue Code of 1986, as amended, and the rulings and regulations promulgated thereunder.

           2.8. "Committee" means a committee of directors designated by the Board to administer the Plan under paragraph 3 hereof. The Committee shall be constituted so as to permit the Plan to comply with Rule 16b-3.

           2.9. "Common Stock" means the Class A Common Stock, par value $1.00 per share, of the Company.

           2.10. "Company" means Aloha Airgroup, Inc., a Hawaii corporation, and any subsidiary or affiliate of the Company unless the context indicates otherwise.

           2.11. "Disability" means "disability" as defined in any employment agreement between the Company and the Participant. If the Participant is not a party to an employment agreement with the Company, "disability" means the inability of a Participant to perform his normal duties as a full time employee of the Company for a continuous period of ninety (90) days by reason of physical or mental illness or incapacity. If there is any dispute as to whether the termination of the Participant's employment was due to his physical or mental illness or incapacity, such question shall be submitted to a licensed physician selected by the Committee for the purpose of making such determination. An examination of the Participant shall be made within thirty (30) days after written notice of a request for an examination has been made by the Committee or the Participant. The Participant shall submit to such examination and provide such information as such physician may request and the determination of such physician as to the question of the Participant's physical or mental condition shall be binding and conclusive on all parties concerned for purposes of this Plan.

           2.12. "Effective Date" means the date this Plan is approved by the shareholders of the Company.

           2.13. "Exchange Act" means the Securities and Exchange Act of 1934, as amended.

           2.14. "Insider" means any Participant subject to the reporting requirements of Section 16 of the Exchange Act.

           2.15. "Key Employee" means an employee of the Company who holds a position of responsibility in a managerial, administrative, or professional capacity, and whose performance, as determined by the Committee in the exercise of its sole and absolute discretion, can have a significant effect on the growth, profitability, and success of the Company.

           2.16. "Market Value" of the Common Stock shall mean, as

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applicable, the closing sale price of the Common Stock on the New York Stock
Exchange Composite Transactions, the American Stock Exchange Composite - Transactions, or other national or regional exchange, or the mean of the closing bid and asked prices in the over-the-counter market, as reported by the National Association of Securities Dealer's Automatic Quotation System ("NASDAQ"). In the event that the Common Stock is not traded as described in the preceding sentence, the fair market value of the Common Stock shall be determined by the Committee.

           2.17. "Participant" means any individual to whom an Award has been granted by the Committee under this Plan.

           2.18. "Plan" means the Aloha Airgroup, Inc. 1992 Stock Option Plan.

           2.19. "Retirement" means termination of employment by a Participant after the attainment of age sixty-two (62) and employment with the Company for a continuous period of ten (10) years.

           2.20. "Rule 16b-3" means Rule 16b-3 promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act, as it may be amended from time to time, and any successor rule.

           2.21. "Stock Award" means an award granted pursuant to Section 9 hereof in the form of shares of Common Stock, restricted shares of Common Stock, and/or Units of Common Stock.

           2.22. "Unit" means a bookkeeping entry used by the Company to record and account for the grant of the following Awards until such time as the Award is paid, cancelled, forfeited or terminated, as the case may be: Units of Common Stock, performance units, and performance shares which are expressed in terms of Units of Common Stock.

3.   ADMINISTRATION

           The Plan shall be administered by the Committee. The Committee shall have the authority to: (a) interpret the Plan; (b) establish such rules and regulations as it deems necessary for the proper administration of the Plan; (c) select Key Employees to receive Awards under the Plan; (d) determine the form of an Award, the number of shares or Units subject to the Award, the terms of an Award, including the time and conditions of exercise or vesting; (e) determine whether Awards would be granted singly, in combination or in tandem; (f) grant waivers of Plan terms; (g) accelerate the vesting, exercise or payment of an Award or the performance period of an Award when such action or actions would be in the best interest of the Company; and (h) take any and all other action it deems necessary or advisable for the proper


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administration of the Plan. The Committee shall also have the authority to grant
Awards in replacement of Awards previously granted under this Plan or any other executive compensation plan of the Company. All determinations of the Committee shall be made by a majority of its members, and its determinations shall be final, binding and conclusive. The Committee, in its discretion, may delegate its authority and duties under the plan to the Chief Executive officer and/or to other senior officers of the Company under such conditions and/or limitations as the Committee may establish; provided, however, that only the Committee may select and grant Awards to Participants who are Insiders.

4.  SHARES AVAILABLE

           The maximum number of shares of Common Stock which shall be available for grant of Awards under the Plan during its Term shall not exceed 483,680 (such amount shall be subject to adjustment as provided in Section 18). Any shares of Common Stock related to Awards which (a) terminate by expiration, forfeiture, cancellation or otherwise without the issuance of such shares, (b) are settled in cash in lieu of Common Stock, or (c) are exchanged with the Committee's permission for Awards not involving Common Stock, shall be available again for grant under the Plan, provided the Participant received no other benefits of ownership of such Award other than voting rights, if any. Notwithstanding the foregoing, no shares of Common Stock which are used by a Participant for the full or partial payment to the Company of the purchase price of shares of Common Stock upon exercise of a stock option, or for any withholding taxes due as a result of such exercise, may become available for Awards under the Plan. The shares of Common Stock available for issuance under the Plan may be authorized and unissued shares or treasury shares.

5.   Term

           The Plan shall become effective as of the Effective Date. Awards made before approval of the Plan has been obtained from the shareholders of the Company shall be subject to receipt of such approval and no Awards shall be exercisable or payable before such approval. Awards shall not be granted pursuant to the Plan after the tenth anniversary of the Effective Date. As used herein, "Term" shall mean the period of existence of the Plan as provided in this Section 5.

6.   PARTICIPATION

           The Committee shall select, from time to time, Participants from those Key Employees who, in the opinion of the Committee, can further the Plan's purposes. Once a Participant is so selected, the Committee shall determine the type of Awards to be made to the Participant and shall establish in the related Award Notices the terms, conditions and restrictions, if any,

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applicable to the Awards in addition to those set forth in this Plan and the administrative rules and regulations issued by the Committee.

7.   STOCK OPTIONS

           (a) GRANTS. Awards may be granted in the form of stock options. These stock options may be incentive stock options, within the meaning of Section 422 of the Code, or non-qualified stock options, or a combination of both.

           (b) TERMS AND CONDITIONS OF OPTIONS. An option shall be exercisable in whole or in such installments and at such times as may be determined by the Committee. An option shall be exercisable upon the Participant's delivery of a written notice to the Committee that the Participant intends to exercise the option in accordance with such terms and conditions as shall be determined by the Committee. The price at which a share of Common Stock may be purchased upon exercise of a stock option shall be established by the Committee.

           (c) RESTRICTIONS RELATING TO INCENTIVE STOCK OPTIONS. Stock options issued in the form of incentive stock options shall, in addition to being subject to terms established by the Committee, comply with Section 422 of the Code. Accordingly, the aggregate fair market value (determined at the time the option was granted) of the Common Stock with respect to which incentive stock options are exercisable for the first time by a Participant during any calendar year (under this Plan or any other plan of the Company) shall not exceed $100,000 (or such other limit as may be required by the Code). Further, the per-share exercise price of an incentive stock option shall not be less than 100 percent (or 110 percent in the case of a 10 percent or more shareholder) of the fair market value of the Common Stock, as determined by the Committee, on the date of the grant. Also, each option shall expire not later than ten years (or five years in the case of a 10% or more shareholder) from its date of grant.

           (d) ADDITIONAL TERMS AND CONDITIONS. The Committee may, by way of the Award Notice or otherwise, establish such other terms, conditions, restrictions and/or limitations, if any, of any stock option Award, provided they are not inconsistent with the Plan.

           (e) EXERCISE PAYMENT. At the option of the Committee, upon exercise, the exercise price of a stock option may be paid in cash, shares of Common Stock, a combination of the foregoing, or such other consideration as the Committee may deem appropriate. The Committee shall establish appropriate methods for accepting Common Stock and may impose such

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conditions as it deems appropriate on the use of such Common Stock to exercise a stock option.

8.   STOCK APPRECIATION RIGHTS

           (a) GRANTS. Awards may be granted in the form of stock appreciation rights ("SARs"). An SAR may be granted in tandem with all or a portion of a related stock option under the Plan (a "Tandem SAR"), or may be granted separately (a "Freestanding SAR"). A Tandem SAR may be granted either at the time of the grant of the related stock option or any time thereafter during the term of the stock option. An SAR shall entitle the recipient to receive a payment equal to the appreciation in Market Value of a stated number of shares of Common Stock from the exercise price to the Market Value on the date of exercise. In the case of SARs granted in tandem with stock options granted prior to the grant of such SARs, the appreciation in value is from the exercise price of such related stock option to the Market Value on the date of exercise.

           (b) TERMS AND CONDITIONS OF TANDEM SARs. A Tandem SAR shall be exercisable to the extent, and only to the extent, that the related stock option is exercisable; PROVIDED, HOWEVER, that a Tandem SAR granted to an Insider shall not be exercisable for cash until the expiration of the six-month period following the date of grant of the Tandem SAR. If a stock option is exercised as to some or all of the shares covered by the Award, the related Tandem SAR, if any, shall be cancelled automatically to the extent of the number of shares covered by the stock option exercise. Upon exercise of a Tandem SAR as to some or all of the shares covered by the Award, the related stock option shall be cancelled automatically to the extent of the number of shares covered by such exercise.

           (c) TERMS AND CONDITIONS OF FREESTANDING SARs. Freestanding SARs shall be exercisable in whole or in such installments and at such times as may be determined by the Committee; PROVIDED, HOWEVER, that a Freestanding SAR granted to an Insider shall not be exercisable for cash until the expiration of the six-month period following the date of grant of the Freestanding SAR. A Freestanding SAR shall be exercisable upon the Participant's delivery of written notice to the Committee that the Participant intends to exercise the SAR in accordance with such terms and conditions as shall be determined by the Committee.

           (d) DEEMED EXERCISE. The Committee may provide that an SAR shall be deemed to be exercised at the close of business on the scheduled expiration date of such SAR, if at such time the SAR by its terms remains exercisable and, if so

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exercised, would result in a payment to the holder of such SAR.

           (e) ADDITIONAL TERMS AND CONDITIONS. The Committee may, by way of the Award Notice or otherwise, determine such other terms, conditions, restrictions and/or limitations, if any, of any SAR Award, provided they are not inconsistent with the Plan.

           (f) CASH SETTLEMENT OF SARs. If any SAR held by an Insider is subject to settlement in either cash or shares of Common Stock as elected by the Participant (subject to the approval of the Committee of the Participant's election to receive cash, in whole or in part, in settlement of the SAR), the Participant's exercise of the SAR must comply with either of the following conditions:

                (i) the Participant must irrevocably elect to exercise the SAR as of a particular date which shall be at least six months after the date such election is made; or

                (ii) provided that the Company has been subject to the reporting requirements of Section 13(a) of the Exchange Act for at least one year and has filed all reports and statements required to be filed pursuant to that section for that year and the Company regularly releases for publication quarterly and annual summary statements of sales and earnings, the Participant's election to exercise the SAR for cash must be made during the period beginning on the third business day following the date of release of the summary statements of sales and earnings and ending on the twelfth business day following such date.

9.   STOCK AWARDS

           (a) GRANTS. Awards may be granted in the form of Stock Awards. Stock Awards shall be awarded in such numbers and at such times during the Term as the Committee shall determine.

           (b) AWARD RESTRICTIONS. Stock Awards shall be subject to such terms, if any, as the Committee deems appropriate including, but not by way of limitation, restrictions on transferability and continued employment. The Committee may modify or accelerate the delivery of a Stock Award under such circumstances as it deems appropriate.

           (c) RIGHTS AS SHAREHOLDERS. During the period in which any restricted shares of Common Stock are subject to the restrictions imposed under paragraph 9(b), the Committee may, in its discretion, grant to the Participant to whom such

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restricted shares have been awarded all or any of the rights of a shareholder with respect to such shares, including, but not by way of limitation, the right to vote such shares and to receive dividends.

           (d) EVIDENCE OF AWARD. Any Stock Award granted under the Plan may be evidenced in such manner as the Committee deems appropriate, including, without limitation, book-entry registration or issuance of a stock certificate or certificates.

10.  PERFORMANCE UNITS

           (a) GRANTS. Awards may be granted in the form of performance units. Performance units, as that term is used in this Plan, shall refer to Units valued by reference to designated criteria established by the Committee, other than Common Stock.

           (b) PERFORMANCE CRITERIA. Performance units shall be contingent on the attainment during a performance period of certain performance objectives. The length of the performance period, the performance objectives to be achieved during the performance period, and the measure of whether and to what degree such objectives have been attained shall be conclusively determined by the Committee in the exercise of its absolute discretion. Performance objectives may be revised by the Committee, at such times as it deems appropriate during the performance period, in order to take into consideration any unforeseen events or changes in circumstances.

           (c) ADDITIONAL TERMS AND CONDITIONS. The Committee may, by way of the Award Notice or otherwise, determine such other terms, conditions, restrictions, and/or limitations, if any, of any Award of performance units, provided they are not inconsistent with the Plan.

11.  PERFORMANCE SHARES

           (a) GRANTS. Awards may be granted in the form of performance shares. Performance shares, as that term is used in this Plan, shall refer to shares of Common Stock or Units which are expressed in terms of Common Stock.

           (b) PERFORMANCE CRITERIA. Performance shares shall be contingent upon the attainment during a performance period of certain performance objectives. The length of the performance period, the performance objectives to be achieved during the performance period, and the measure of whether and to what degree such objectives have been attained shall be conclusively determined by the Committee in the exercise of


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its absolute discretion. Performance objectives may be revised by the Committee, at such times as it deems appropriate during the performance period, in order to take into consideration any unforeseen events or changes in circumstances.

           (c) ADDITIONAL TERMS AND CONDITIONS. The Committee may, by way of the Award Notice or otherwise, determine such other terms, conditions, restrictions and/or limitations, if any, of any Award of performance shares, provided they are not inconsistent with the Plan.

12.  PAYMENT OF AWARDS

           At the discretion of the Committee, payment of Awards may be made in cash, Common Stock, a combination of cash and Common Stock, or any other form of property as the Committee shall determine, other than stock options and Stock Awards, which shall be made in Common Stock. In addition, payment of Awards may include such terms, conditions, restrictions and/or limitations, if any, as the Committee deems appropriate, including, in the case of Awards paid in the form of Common Stock, restrictions on transfer and forfeiture provisions. Further, payment of Awards may be made in the form of a lump sum or installments, as determined by the Committee.

13.  DIVIDENDS AND DIVIDEND EQUIVALENTS

           If an Award is granted in the form of a Stock Award, stock option, or performance share, or in the form of any other stock-based grant, the Committee may choose, at the time of the grant of the award or any time thereafter up to the time of the Award's payment, to include as part of such Award an entitlement to receive dividends or dividend equivalents, subject to such terms, conditions, restrictions, and/or limitations, if any, as the Committee may establish. Dividends and dividend equivalents shall be paid in such form and manner (i.e., lump sum or installments), and at such time as the Committee shall determine. All dividends or dividend equivalents which are not paid currently may, at the Committee's discretion, accrue interest, be reinvested into additional shares of Common Stock or, in the case of dividends or dividend equivalents credited in connection with performance shares, be credited as additional performance shares and paid to the Participant if and when, and to the extent that, payment is made pursuant to such Award.

14.  DEFERRAL OF AWARDS

           At the discretion of the Committee, payment of a Stock Award, performance share, performance unit, dividend, dividend equivalent, or any portion thereof may be deferred by a Participant until such time as the Committee may establish. All

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such deferrals shall be accomplished by the delivery of a written, irrevocable election by the Participant prior to such time payment would otherwise be made, on a form provided by the Company. Further, all deferrals shall be made in accordance with administrative guidelines established by the Committee to ensure that such deferrals comply with all applicable requirements of the Code and its regulations. Deferred payments shall be paid in a lump sum or installments, as determined by the Committee. The Committee may also credit interest, at such rates to be determined by the Committee, on cash payments that are deferred and credit dividends or dividend equivalents on deferred payments denominated in the form of Common Stock.

15.  TERMINATION OF EMPLOYMENT

           If a Participant's employment with the Company terminates for a reason other than death, Disability, Retirement, or any approved reason, all unexercised, unearned, and/or unpaid Awards, including, but not by way of limitation, Awards earned, but not yet paid, all unpaid dividends and dividend equivalents, and all interest accrued on the foregoing shall he cancelled or forfeited, as the case may be, unless the Participant's Award Notice provides or the Committee determines otherwise. The Committee shall have the authority to promulgate rules and regulations to (i) determine what events constitute Disability, Retirement, or termination for an approved reason for purposes of the Plan, and (ii) determine the treatment of a Participant under the Plan in the event of his death, Disability, Retirement, or termination for an approved reason.

16.  CHANGE IN CONTROL

           Upon the occurrence of a Change in Control the following provisions shall apply:

           (a) DIVIDENDS AND DIVIDEND EQUIVALENTS. All unpaid dividends and dividend equivalents and all interest accrued thereon, if any, shall he treated and paid under this paragraph 16 in the identical manner and time as the Award under which such dividends or dividend equivalents have been credited. For example, if upon a Change in Control, an Award under this paragraph 16 is to be paid in a prorated fashion, all unpaid dividends and dividend equivalents with respect to such Award shall be paid according to the same formula used to determine the amount of such prorated Award.

           (b) PERFORMANCE UNITS AND PERFORMANCE SHARES. For each current performance period and each completed performance period for which the Committee has not, on or before such date, made a determination as to whether and to what degree the performance objectives for such period have been attained it shall be assumed that the performance objectives have been attained at a level of

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one hundred percent (100%) or the equivalent thereof. A Participant in one or more current performance periods shall be considered to have earned and, therefore be entitled to receive, a prorated portion of the Awards previously granted to him for each such performance period. Such prorated portion shall be determined by multiplying the number of performance shares or performance units, as the case may be, granted to the Participant by a fraction, the numerator of which is the total number of whole and partial years (with each partial year being treated as a whole year) that have elapsed since the beginning of the performance period, and the denominator of which is the total number of years in such performance period.

           (c) VALUATION OF AWARDS. A Participant's Awards shall be valued on the basis of the Change in Control Price, except that incentive stock options shall be valued on the basis of fair market value of the Common Stock.

           (d) PAYMENT OF AWARDS. Upon a Change in Control, a Participant shall be paid, in a single lump sum cash payment, as soon as practicable but in no event later than ninety (90) days after the Change in Control, the value of all of his outstanding Units of Common Stock, Freestanding SARs, stock options, performance units, performance shares, and all other outstanding Awards.

           (e) DEFERRED AWARDS. Upon a Change in Control, all Awards deferred by a Participant under paragraph 14 hereof, but for which he has not received payment as of such date, shall be paid to him in a single lump sum cash payment as soon as practicable, but in no event later than ninety (90) days after the Change in Control. For purposes of making such payment, the value of all Awards which are stock-based shall be determined by the Change in Control Price.

           (f) SECTION 16 OF EXCHANGE ACT. Notwithstanding anything contained in this paragraph 16 to the contrary, any Insider who, on the date of the Change in Control holds any stock options, SARs or other Awards that have not been outstanding for a period of at least six (6) months from their date of grant shall not be paid such Award until the first day next following the end of such six (6) month period.

           (g) MISCELLANEOUS. The provisions of Section 15 hereof shall become null and void and of no further force and effect and no action, including, but not by way of limitation, the amendment, suspension, or termination of the Plan, shall be taken which would affect the rights of any Participant or the operation of the Plan with respect to any Award to which the Participant may have become entitled hereunder on or prior to the date of such action or as a result of such Change in Control.

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                                       13

           (h) LIMITATION ON PAYMENT. The amount of any payment which otherwise would be made to a Participant under paragraph 16 after a Change in Control, shall be limited to the maximum amount payable thereunder that (when considered together with any other amounts then paid or payable by the Company to such Participant) will not result in a loss by the Company of a deduction for any amounts paid or payable by the Company to such Participant under Section 280G of the Code.

17.  NONASSIGNABILITY

           No Awards or any other payment under the Plan shall be subject in any manner to alienation, anticipation, sale, transfer (except by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined in the Code), assignment, pledge, or encumbrance, and during the lifetime of the Participant, only the Participant may exercise rights under the Plan. Following the death of the Participant, such individual, trust or estate who or which by designation of the Participant or operation of law succeeds to the rights of the Participant under the Plan upon the Participant's death, may exercise the Participant's rights to the extent they are exercisable under the Plan following the death of the Participant. All beneficiary designations shall be made in such form and subject to such limitations as may from time to time be acceptable to the Committee and delivered to and accepted by the Committee, nor shall any Award be payable to or exercisable by anyone other than the Participant to whom it was granted.

18.  ADJUSTMENT PROVISIONS

           If there is any change in the number of outstanding shares of Common Stock through the declaration of stock dividends, stock splits or the like, the number of shares available for Awards, the shares subject to any Award and the option prices or exercise prices of Awards shall be automatically adjusted. If there is any change in the number of outstanding shares of Common Stock through any change in the capital of the Company, or through any other transaction referred to in Section 425(a) of the Code, the Committee shall make appropriate adjustments in the maximum number of shares of Common Stock which may be issued under the Plan and any adjustments and/or modifications to outstanding Awards as it deems appropriate. In the event of any other change in the capital structure or in the Common Stock of the Company, or in the event of a merger, consolidation, combination or exchange of Shares, or the like, as a result of which Common Stock is changed into another class, or securities of another person, cash or other property, the exercise price, consideration to be received, and other terms of an Award shall be adjusted as deemed equitable by the Committee, in its sole discretion. The Committee shall have authority to provide for, in appropriate cases upon the effectiveness of the transaction, (i) waiver, in

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whole or in part, of remaining restrictions for vesting or earning, and (ii) the conversion of outstanding Awards into cash or other property to be received in the transactions immediately or over the periods the Award would have been earned or vested. Any adjustment, waiver, conversion or the like carried out by the Committee under this Section shall be conclusive and binding for all purposes of the Plan. Notwithstanding the foregoing, any increase in the number of shares of Common Stock subject to the Plan shall, if required under Rule 16b-3, be subject to approval of the Company's shareholders.

19.  WITHHOLDING TAXES

           The Company shall be entitled to deduct from any payment under the Plan, regardless of the form of such payment, the amount of all applicable income and employment taxes required by law to be withheld with respect to such payment or may require the Participant to pay to it such tax prior to and as a condition of the making of such payment. The Committee may allow a Participant to pay the amount of taxes required by law to be withheld from an Award by withholding from any payment of Common Stock due as a result of such Award, or by permitting the Participant to deliver to the Company, shares of Common Stock having a fair market value, as determined by the Committee, equal to the amount of such required withholding taxes. Any election by the Participant to pay taxes by having shares withheld shall be made in accordance with Section 8(f).

20.  NONCOMPETITION PROVISION

           Unless the Award Notice specifies otherwise, a Participant shall forfeit all unexercised, unearned, and/or unpaid Awards, including, but not by way of limitation, Awards earned but not yet paid, all unpaid dividends and dividend equivalents, and all interest, if any, accrued on the foregoing if, (i) in the opinion of the Committee, the Participant, at any time during the period of Participant's employment and for one (1) year thereafter (or such longer period as may be provided in any employment or other agreement with the Optionee), without the written consent of the Company, engages directly or indirectly in any manner or capacity as principal, agent, partner, officer, director, employee, or otherwise, in any business or activity competitive with the business conducted by the Company, in the geographic area in which the Company does business; or (ii) the Participant performs any act or engages in any activity which in the opinion of the Committee is inimical to the best interests of the Company. In addition, the Committee may, in its discretion, condition the deferral of any Award, dividend, or dividend equivalent on a Participant's compliance with the terms of this Section 20, and cause such a Participant to forfeit any payment which is so deferred if the Participant fails to comply with the terms hereof.

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                                       15

21.  AMENDMENTS TO AWARDS

           The Committee may at any time unilaterally amend or terminate and cash out any unexercised, unearned, or unpaid Award, whether earned or unearned, including, but not by way of limitation, Awards earned but not yet paid, and/or substitute another award of the same or different type, to the extent it deems appropriate; provided, however, that any such amendment or termination of an outstanding Award which, in the opinion of the Committee, is materially adverse to the Participant, shall require the Participant's consent.

22.  REGULATORY APPROVALS AND LISTINGS

           Notwithstanding anything contained in this Plan to the contrary, the Company shall have no obligation to issue or deliver certificates of Common Stock evidencing Stock Awards or any other Award resulting in the payment of Common Stock prior to (a) the obtaining of any approval from any governmental agency which the Company shall, in its sole discretion, determine to be necessary or advisable, b) the admission of such shares to listing on the stock exchange on which the Common Stock may be listed, and (c) the completion of any registration or other qualification of said shares under any state or federal law or ruling of any governmental body which the Company shall, in its sole discretion, determine to he necessary or advisable.

23.  NO RIGHTS TO CONTINUED EMPLOYMENT OR GRANTS

           Participation in the Plan shall not give any Key Employee any right to remain in the employ of the Company or any Subsidiary. The Company reserves the right to terminate any Key Employee at any time. Further, the adoption of this Plan shall not be deemed co give any Key Employee or any other individual any right to be selected as a Participant or to be granted an Award.

24.  AMENDMENT OR TERMINATION OF PLAN

           The Board may suspend or terminate the Plan at any time, but the termination or suspension shall not, without the consent of a Participant, adversely affect the rights of such Participant under an outstanding Award then held by the Participant, except to the extent permitted by Section 21. In addition, the Board may, from time to time, amend the Plan in any manner, but may not without shareholder approval adopt any amendment that requires shareholder approval under Rule 16b-3 or the Code.

25.  GOVERNING LAW

           The Plan shall be governed by and construed in accordance with the laws of the State of Hawaii.

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                                       16


26.  NO RIGHT TITLE, OR INTEREST IN COMPANY ASSETS

           No Participant shall have any right in any fund or in any specific asset of the Company by reason of being a Participant under this Plan, nor any rights as a shareholder as a result of participation in the Plan until the date of issuance of a stock certificate in his name, and, in the case of restricted shares of Common Stock, such rights are granted to the Participant under Section 9(c) hereof. To the extent any person acquires a right to receive payments from the Company under this Plan, such rights shall be no greater than the rights of an unsecured creditor of the Company.

27.  GENDER

           Throughout this Plan, the masculine gender shall include the feminine.